EXHIBIT 2

                                                                 CONFORMED COPY

                             STOCKHOLDER AGREEMENT

     AGREEMENT dated as of November 1, 2000, among Software AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany ("Parent"), Software AG Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Buyer"), Thayer Equity Investors III, L.P., a Delaware limited partnership ("Thayer Equity"), TC Co-Investors, LLC, a Delaware limited liability company ("TC Co-Investors" and, together with Thayer Equity, the "Thayer Stockholders") and Daniel F. Gillis, an individual residing in Bethesda, MD ("Daniel F. Gillis"); each of the Thayer Stockholders and Daniel F. Gillis being referred to in this Agreement as a "Stockholder").

                                  WITNESSETH:

     WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, Buyer and Sapphire Systems, Inc., a Delaware corporation ("Company"), are entering into an Agreement and Plan of Merger dated as of the date hereof the form of which is attached as Exhibit A hereto (the "Merger Agreement") which provides for, among other things, the merger of Buyer into Sapphire and the conversion of each then outstanding share of Common Stock of Sapphire, par value $0.01 per share ("Common Stock"), into the right to receive the Merger Consideration (as defined therein);

     WHEREAS, each Stockholder owns the number of shares (as defined in Section 5.11(d)), of Common Stock specified opposite such Stockholder's name under the column "Owned Shares" in Schedule A hereto (such Stockholder's "Owned Shares"); and

     WHEREAS, in order to induce Parent and Buyer to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to all Owned Shares;

     NOW, THEREFORE, in consideration of the foregoing and the representations and warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE 1
        PURCHASE OF A PORTION OF OWNED SHARES OF THAYER STOCKHOLDERS IN
                        EXCHANGE FOR SUBORDINATED NOTES

     SECTION 1.01. Purchase of Owned Shares. Immediately prior to the Effective Time, subject to the satisfaction or waiver by the Company or Parent and Buyer, as the case may be, of all conditions to consummation of the Merger pursuant to the Merger Agreement (other than the purchase of Owned Shares pursuant to this Section 1.01) and the expiration or termination of any waiting period under the HSR Act with respect to the purchase of Owned Shares pursuant to this Section 1.01, the Buyer agrees, and Parent agrees to cause Buyer, to purchase, and each Thayer Stockholder agrees to sell to Buyer, a number of such Thayer Stockholder's Owned Shares equal to 65% (rounded to the next highest whole number of shares) of such Thayer Stockholder's Owned Shares (such stockholder's "Note Shares") in exchange for a Subordinated Note of Parent in the Form of
Exhibit 1 hereto (a "Subordinated Note") in an aggregate principal amount equal to (x) the number of such Thayer Stockholder's Note Shares multiplied by (y) the Merger Consideration. Each Thayer Stockholder agrees that it will exercise all options for Common Stock prior to the purchase and sale contemplated by this Section in order to deliver Owned Shares which are issued and outstanding.

     SECTION 1.02. Closing. The closing of the purchase and sale pursuant to
Section 1.01 shall be held at the offices of Davis Polk & Wardwell immediately prior to the Effective Time and shall be subject to consummation of the Merger and the purchases of all Note Shares from all Thayer Stockholders pursuant to
Section 1.01. At the closing of the purchases and sales of Note Shares pursuant to Section 1.01, (a) the Buyer shall deliver to each Thayer Stockholder a Subordinated Note in the aggregate principal amount provided in Section 1.01 for such Stockholder's Note Shares, dated the date of such closing and otherwise appropriately completed and duly executed by Parent, and (b) each Thayer Stockholder shall deliver certificate(s) for such Thayer Stockholder's Note Shares, accompanied by stock power(s) duly endorsed to the Buyer.

     SECTION 1.03. Additional Rhett Business Consideration. In the event that any Additional Merger Consideration is paid by the Company to holders of Common Stock pursuant to Section 2.02 of the Merger Agreement as of a record date subsequent to the purchase from a Thayer Stockholder of any Note Shares pursuant to this Article 1, the Parent shall pay or cause the Company to pay to such Thayer Stockholder in cash an amount per Note Share equal to the amount of Additional Merger Consideration per share of Common Stock so paid by the Company.


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


     SECTION 1.04. Cash Alternative. The Buyer may, in lieu of deliveries of any Subordinated Note to a Thayer Stockholder pursuant to this Article 1 or in reduction of the principal amount thereof, deliver, on a pro rata basis among the Thayer Stockholders, a certified or official bank check to the Thayer Stockholders in the aggregate principal amount thereof or in any smaller amount, in which case the aggregate principal amount of such Subordinated Note shall be reduced by the amount of the check so delivered.

     SECTION 1.05. Additional Conditions to Purchase. In addition to the conditions provided in the Merger Agreement, it shall be a condition to the obligations of the Thayer Stockholders, on the one hand, and the Buyer and Parent, on the other hand, to consummate a purchase and sale pursuant to this
Article 1 that the representations and warranties of the Parent and Buyer, on the one hand, and the Thayer Stockholders, on the other hand, in this Agreement are true and correct in all material respects at such time. It shall also be a condition to the parties' obligations to consummate such purchases that (i) any applicable waiting period under the HSR Act, with respect thereto shall have expired or been terminated, (ii) any other required governmental approval shall have been obtained and (iii) no law, regulation, judgment, order or decree shall prohibit the consummation of the purchase and sale of the Note Shares.

                                   ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

     SECTION 2.01. Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, represents and warrants to Buyer and Parent as of the date hereof and as of the time of each purchase of Owned Shares hereunder as follows:

     (a) Authority; Enforceability. Such Stockholder has the legal capacity (in the case of Stockholders that are natural persons) and has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized (in the case of Stockholders that are not natural persons) and has been executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms.

     (b) No Conflicts. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby require no action by or in respect of, or filing with, any


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


governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the 1934 Act and any other securities laws, whether state or foreign, (iii) compliance with any applicable requirements of the Exon-Florio Amendment (Section 721 of Title VII of the Defense Production Act of 1950, as amended by section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (Pub. L. 100-418)) and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on such Stockholder or materially to impair the ability of it to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby are within its powers and have been duly authorized by all necessary action.

     The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (A) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of such Stockholder, (B) assuming compliance with the matters referred to in the paragraph above, contravene, conflict with, or result in any violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree or (C) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding upon such Stockholder, except for such contraventions, conflicts and violations referred to in clause (B) and for such failures to obtain consent or other action, defaults, terminations, cancellations, accelerations, changes or losses referred to in clause (C) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on such Stockholder or materially to impair the ability of such Stockholder to consummate the transactions contemplated by this Agreement.

     (c) Ownership of Shares. As of the date hereof, such Stockholder is the beneficial owner of the number of shares of Common stock set forth opposite such Stockholder's name under the column "Owned Shares" on Schedule A. Each such Stockholder has (or will at the closing(s) hereunder have, in the case of Owned Shares issuable upon exercise of Options) good and marketable title to its Owned Shares, free and clear of any encumbrances, agreements, adverse claims, liens or other arrangements with respect to the ownership of or the right to dispose of its Owned Shares, except pursuant to the terms of this Agreement. On the date hereof, the Owned Shares constitute all of the outstanding shares of Common Stock owned of record or beneficially by such Stockholder. Such Stockholder has


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


sole power of disposition with respect to all of its Owned Shares and sole voting power with respect to the matters set forth in this Agreement and sole power to demand dissenter's or appraisal rights, in each case with respect to all of its Owned Shares, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. None of such Owned Shares is subject to any voting trust, stockholders agreement or other agreement, arrangement or restriction with respect to the voting or transfer of any of the Owned Shares, except as contemplated by this Agreement or the Merger Agreement.

     (d) Finders' Fees. No investment banker, broker or finder is entitled to a commission or fee from the Stockholder, Buyer or Parent in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

     (e) Investment Representation. Such Stockholder (i) will acquire any Subordinated Notes issued to such Stockholder under this Agreement for investment purposes only and not with a view to or for sale in connection with, any distribution thereof and (ii) acknowledges that such Subordinated Notes (a) have not been and will not be registered under the securities laws of the United States of America, the Federal Republic of Germany or any other jurisdiction and (b) are not transferable, except as provided for in the Subordinated Notes.

     SECTION 2.02. Representations and Warranties of Buyer and Parent. Each of Buyer and Parent, jointly and severally represents and warrants to each Stockholder (other than Daniel F. Gillis with respect to Sections 2.02(c), 2.02(d)) and 2.02(e) as of the date hereof and as of the time of each purchase as follows:

     (a) Authority; Enforceability. Parent is a stock corporation (Aktiengesellschaft) duly registered with the Commercial Register in Darmstadt, Germany, and is validly existing under the laws of Germany. Buyer is duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by and constitutes the valid and binding obligation of each of Parent and Buyer enforceable in accordance with its terms.

     (b) No Conflicts. The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than
(i) compliance with any applicable requirements of the HSR Act, (ii) compliance


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


with any applicable requirements of the 1934 Act and any other securities laws, whether state or foreign, (iii) compliance with any applicable requirements of the Exon-Florio Amendment (Section 721 of Title VII of the Defense Production Act of 1950, as amended by section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (Pub. L. 100-418)) and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of it to consummate the transactions contemplated by this Agreement or to perform its obligations under the Subordinated Notes. The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby are within its powers and have been duly authorized by all necessary action.

     For the purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the business, assets or results of operations of the Parent or Stockholder, as applicable, except any such effect resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby, (ii) changes or conditions affecting the software industry generally (in the case of Parent) or (iii) changes in economic, regulatory or political conditions generally.

     The execution, delivery and performance by it of this Agreement and the Subordinated Notes and the consummation by it of the transactions contemplated hereby and thereby do not and will not (A) contravene, conflict with, or result in any violation or breach of any provision of its organizational documents of,
(B) assuming compliance with the matters referred to in the above paragraph, contravene, conflict with, or result in any violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree or (C) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which it is entitled under any provision of any agreement or other instrument binding upon it, except for such contraventions, conflicts and violations referred to in clause (B) and for such failures to obtain consent or other action, defaults, terminations, cancellations, accelerations, changes or losses referred to in clause (C) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair its ability to consummate the transactions contemplated by this Agreement or to perform its obligations under the Subordinated Notes.

     (c) Parent Financial Statements; No Material Adverse Change. Parent has provided to such Thayer Stockholder a copy of Parent's most recently published annual and interim period financial statements and such statements


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


fairly present the financial position and results of operations of Parent and its consolidated subsidiaries at the dates and for the periods indicated therein in accordance with the accounting principles described in such annual financial statements, consistently applied, subject in the case of statements for such interim period to year-end adjustments. There has not been, since the date of such interim financial statements, any material adverse change in the financial condition or results of the Parent and its consolidated subsidiaries, other than any such change attributable to the Merger Agreement, the Merger or this Agreement.

     (d) Subordinated Note. The Subordinated Note to be issued to such Thayer Stockholder pursuant to Article 1 hereof will, when issued and delivered in accordance therewith be the valid and binding obligation of the Parent and enforceable in accordance with its terms.

     (e) Secured Indebtedness. Parent has not incurred any Secured Debt (as defined in the Subordinated Note) other than the Secured Debt listed on
Schedule 2.02(e), trade payables arising from the purchase of goods or materials or for services obtained in the ordinary course of business and Secured Debt as to which, at the time of issuance of the Subordinated Notes, Parent has complied with Section 5.01 of the Subordinated Notes.

                                   ARTICLE 3
                            SUPPORT OF TRANSACTIONS

     SECTION 3.01. Voting of Owned Shares. During the period (the "Agreement Period") beginning on the date hereof and ending on the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms, at any Company Stockholder Meeting or at any adjournment thereof or in any other circumstances in which any stockholders' vote, consent or other approval is sought, each of the Stockholders will attend such meeting, in person or by proxy, and will vote all of its Owned Shares, or otherwise provide requisite written consent or take any other action reasonably requested by the Parent for the purpose, (i) in favor of the adoption and the approval of the Merger Agreement, the Merger and any other related agreements, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (iii) against any action or agreement that would impede, interfere with, delay or postpone or that would reasonably be expected to discourage the transactions contemplated by the Merger Agreement.


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


     SECTION 3.02. No Solicitation. During the Agreement Period, no Stockholder, acting on its own behalf and not as a representative of the Company, will, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to Company or any Subsidiary, or otherwise assist, facilitate or encourage, any Third Party that may be considering making, or has made, an Acquisition Proposal. Each Stockholder will promptly notify the Company and Parent after receipt of any Acquisition Proposal or any indication from any Third Party that it is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary (each of the foregoing Acquisition Proposal, indication or request, collectively an "Indication of Interest") by any Third Party that may be considering making, or has made, an Acquisition Proposal and will keep the Company and Parent fully informed of the status and details of any such Indication of Interest provided however, that in the event the Company notifies the Parent of such Indication of Interest pursuant to Section 6.03 of the Merger Agreement, the Stockholders shall not be obligated to comply with this sentence.

     SECTION 3.03. Grant of Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to such Stockholder's Owned Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Buyer as the Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 3.01 above as Buyer or its proxy or substitute shall, in Buyer's sole discretion, deem proper with respect to all of such Stockholders Owned Shares. The proxy granted by each Stockholder pursuant to this Section is irrevocable and is granted in consideration of Buyer entering into this Agreement and incurring certain related fees and expenses. The proxy granted by each Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

     SECTION 3.04. No Other Proxies. During the Agreement Period, no Stockholder will grant any proxy or power of attorney with respect to any of its Owned Shares, deposit any of its Owned Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of its Owned Shares. Each Stockholder further agrees not to commit or agree to take any action inconsistent with any of the matters covered in this Agreement.

     SECTION 3.05. Termination. Notwithstanding anything herein to the contrary, at the sole option of Parent, exercisable at any time, this Article 3 will automatically terminate and each Stockholder will be free to vote such


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Stockholder's Owned Shares as such Stockholder determines and to take any other action otherwise prohibited by this Article 3.

                                   ARTICLE 4
                                   COVENANTS

     SECTION 4.01. Transfer Restrictions on Owned Shares. During the Agreement Period, each Stockholder agrees not to directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of its Owned Shares to any person, except to the Buyer as provided in this Agreement.

     SECTION 4.02. Further Assurances. Each of the parties hereto agrees that it will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as any of the other parties to this Agreement may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement. Each Stockholder agrees not to take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or impeding such Stockholder from performing any of its obligations under this Agreement.

     SECTION 4.03. Transfer Restriction on Subordinated Notes. Each Stockholder which receives a Subordinated Note or Notes agrees with Parent that such Stockholder will not Transfer such subordinated Note or Notes or any interest therein except as provided for in the Subordinated Note or Notes without the Parent's prior written consent.

                                   ARTICLE 5
                                 MISCELLANEOUS

     SECTION 5.01. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.


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


     SECTION 5.02. Miscellaneous. Unless a purchase pursuant to Article 1 has occurred, this Agreement will terminate, and no party hereto shall have any rights or obligations hereunder, upon the first to occur of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms.

     SECTION 5.03. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, including any written or oral agreement or understanding, among or between the parties with respect to the subject matter hereof.

     SECTION 5.04. Amendments. This Agreement may not be amended, modified or supplemented except pursuant to an instrument in writing signed by each of the parties hereto whose rights or obligations are affected by such amendment or waiver except that this Agreement may be amended to add to or delete from the list of Stockholders and/or to modify the treatment of any Stockholder or its Owned Shares, and such amendment need only be executed by Parent, Buyer and such Stockholder.

     SECTION 5.05. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to Parent or Buyer, to:

          Software AG
          Uhlandstrasse 12, D-64297
          Darmstadt, Germany
          Attention: Christine Schwab
          Fax: (49) 6151 92 1600

          with a copy to:

          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, NY 10017
          Attention: Peter Douglas, Esq.
          Fax: (212) 450-4800


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


     if to Thayer Equity or TC Co-Investors, to:

          c/o Thayer Capital Partners
          1455 Pennsylvania Avenue
          Suite 350
          Washington, DC 20004
          Attention: Carl J. Rickertsen
          Fax: 202-371-0391

          with a copy to:

          Kirkland & Ellis
          655 Fifteenth Street, N.W.
          Washington, D.C.  2003
          Attention: Terrance L. Bessey
                     Robert G. Marks
          Fax: 202-879-5200

     if to Daniel F. Gillis:

          Saga Systems, Inc.
          11190 Sunrise Valley Drive
          Suite 450
          Reston, VA 20191-5424
          Attention: Daniel F. Gillis
          Fax: 703-391-6975

          with a copy to:

          King & Spalding
          191 Peachtree Street
          Atlanta, GA  30303
          Attention: Michael J. Egan, III
                     Stephen M. Wiseman
          Fax: 404-572-5145

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m., and such day is a business day, in the place of receipt. Otherwise, any such notice, request or communication shall be


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


deemed not to have been received until the next succeeding business day in the place of receipt.

     SECTION 5.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

     SECTION 5.07. Governing Law. The validity, construction and effect of this Agreement shall be governed by and construed enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

     SECTION 5.08. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which it may be entitled, at law or in equity, the parties shall be entitled to the remedy of specific performance of the covenants and agreements contained herein and injunctive and other equitable relief and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The parties agree that time shall be of essence in the performance of obligations hereunder.

     SECTION 5.09. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto. Except as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 5.10. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     SECTION 5.11. Definitions; Headings; Construction. Capitalized terms used but not defined herein have the meanings assigned to them in the Merger Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. Wherever the


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words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". For purposes of this Agreement:

     (a) "Beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement (other than by virtue of this Agreement), arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as described in Section 3(d)(3) of the 1934 Act.

     (b) "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     (c) In the event that any Persons are added to Schedule A, such Persons shall be included in the definition of the term "Stockholder".

     (d) In the event of a stock or other dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

     SECTION 5.12. Stockholder Capacity. Notwithstanding anything herein to the contrary, no Person executing this Agreement who or whose representative or officer is, or becomes during the term hereof, a director of the Company makes any agreement or understanding herein in his capacity as a, or with respect to any, director, and the agreements set forth herein shall in no way restrict any director in the exercise of such director's fiduciary duties as a director of the Company.


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


     IN WITNESS WHEREOF, each of Buyer and the Stockholders listed below have caused this Agreement to be duly executed, as of the date first written above.

SOFTWARE AG                                THAYER EQUITY INVESTORS III, L.P.
                                            By: TC EQUITY PARTNERS, L.L.C.
                                                its general partner

By: /s/ Dr. Erwin Koenigs                  By: /s/ Daniel A. Raskas
   ----------------------------------         -----------------------------
   Name:  Dr. Erwin Koenigs                   Name:  Daniel A. Raskas
   Title: Chief Executive Officer             Title: Principal


By: /s/ Volker Dawedeit
   ---------------------------------
   Name:  Volker Dawedeit
   Title: Chief Financial Officer          TC CO-INVESTORS, LLC
                                            By: TC MANAGEMENT PARTNERS,
                                                L.L.C. its managing member

SOFTWARE AG ACQUISITION                    By: /s/ Daniel A Raskas
CORPORATION                                   -----------------------------
                                              Name:  Daniel A. Raskas
                                              Title: Principal


By: /s/ Dr. Erwin Koenigs                  DANIEL F. GILLIS
   ---------------------------------
   Name:  Dr. Erwin Koenigs
   Title: Chief Executive Officer


By: /s/ Volker Dawedeit                    /s/ Daniel F. Gillis
   ---------------------------------       --------------------------------
   Name:  Volker Dawedeit
   Title: Chief Financial Officer

                                                                     Schedule A


Stockholder
-------------------------------------------------------------------------------
                                    Outstanding    Under Option    Owned Shares
-------------------------------------------------------------------------------
Thayer Equity Investors III,         10,736,953             0       10,736,953
L.P.

TC Co-Investors, LLC                     58,291             0           58,291

Daniel F. Gillis                        204,345     2,047,010        2,251,355